EXHIBIT 5


                  [Letterhead of Wachtell, Lipton, Rosen & Katz]





                                 December 9, 1997


         Ladies and Gentlemen:

                   With reference to the registration statement on Form S-8 which AMF Bowling, Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 1,767,151 shares of common stock, par value $.01 per share, of the Com-pany (the "Shares") which may be offered and sold by the Com-pany under the AMF Bowling, Inc. 1996 Stock Incentive Plan (the "Plan"), which Shares, under the terms of the Plan may be au-thorized and unissued shares or may be treasury shares, we are of the opinion that:

         1. the Company is a corporation duly organized, validly ex-isting and in good standing under the laws of the State of Delaware; and

         2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Direc-tors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and non-assessable.

                   We hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                  Very truly yours,

                                  /s/ Wachtell, Lipton, Rosen & Katz